                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Summary of
Historical Financial Data", "Selected Historical Consolidated Financial Data",
"Management's Discussion and Analysis of Financial Consolidation and Results of
Operations", "Business" and "Experts" and to the use of our report dated April
19, 2004 (except as to Note 9 and 14 - "subsequent event" and the 6th paragraph of Note 7 as to which the date is June 7, 2004, and Note 1 - "subsequent event"
as to which the date is July XX, 2004), in the Registration Statement (Form S-1
No. 333-114818) and related Prospectus of Primus Guaranty, Ltd. dated April 23,
2004.

/s/ Ernst & Young LLP

New York, New York

The foregoing report is in the form that will be signed upon the completion of the initial public offering described in Note 1, "subsequent event".

/s/Ernst & Young LLP
June 8, 2004